UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2021

Forestar Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006

(Address of principal executive offices)

(817) 769-1860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $1.00 per share	FOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 21, 2021, Forestar Group Inc. (the “Company”) completed an offering of $400 million in aggregate principal amount of its 3.850% Senior Notes due 2026 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Notes were issued under an Indenture, dated as of April 21, 2021 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. The Notes are the Company’s senior unsecured obligations and rank equally with the Company’s other existing and future senior unsecured indebtedness. The notes are fully and unconditionally guaranteed, jointly and severally, by each of the Company’s restricted subsidiaries to the extent such subsidiaries guarantee the Company’s revolving credit facility. The Notes bear interest at a rate of 3.850% per annum and were priced at par. The Notes will pay interest semi-annually in cash in arrears on May 15 and November 15 of each year, commencing on November 15, 2021. The Notes will mature on May 15, 2026.

At any time prior to May 15, 2023, the Company may, on one or more occasions, subject to certain conditions set forth in the Indenture, redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price of 103.850% of the principal amount of the Notes being redeemed. At any time prior to May 15, 2023, the Company may redeem some or all of the Notes at a redemption price of 100% of the principal amount thereof plus a specified “make whole” premium described in the Indenture. The Company also has the option, at any time on or after May 15, 2023 to redeem some or all of the Notes at the redemption prices set forth in the Indenture.

The Indenture requires that, upon the occurrence of both a Change of Control and a Rating Decline (each as defined in the Indenture), the Company shall offer to purchase all of the outstanding Notes at a purchase price in cash equal to 101% of the outstanding principal amount of the Notes, plus accrued and unpaid interest. If the Company or its restricted subsidiaries dispose of assets, under certain circumstances, the Company will be required to either invest the net cash proceeds from such assets sales in its business within a specified period of time, repay certain senior secured debt or debt of its non-guarantor subsidiaries, or make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds at a purchase price of 100% of their principal amount, plus accrued and unpaid interest.

The Indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to pay dividends or distributions, repurchase equity, prepay subordinated debt and make certain investments; incur additional debt or issue mandatorily redeemable equity; incur liens on assets; merge or consolidate with another company or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets; enter into transactions with affiliates; and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments. Certain of the covenants will not apply to the Notes so long as the Notes have investment grade ratings from two specified rating agencies.

The terms of the Indenture include customary events of default, including, but not limited to, failure to make payment, failure to comply with the obligations set forth in the Indenture, certain defaults on certain other indebtedness, and invalidity of the guarantees of the Notes issued pursuant to the Indenture.

The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture, dated as of April 21, 2021, by and among Forestar Group Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forestar Group Inc.

Date: April 21, 2021	By:	/s/ JAMES D. ALLEN
James D. Allen
Executive Vice President, Chief Financial Officer & Treasurer